Exhibit 10.25

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

as of July 30, 2004

WELLS FARGO FOOTHILL, INC., as Agent and Lender

2450 Colorado Avenue

Suite 3000 West

Santa Monica, California 90404

Ladies and Gentlemen:

Wells Fargo Foothill, Inc., as Arranger and Administrative Agent (“Agent”) and Lender (together with all other lenders party thereto from time to time, the “Lenders”) and BGF Industries, Inc., a Delaware corporation, (“Borrower”) have entered into certain financing arrangements pursuant to the Loan and Security Agreement dated as of June 6, 2003 among Agent, Lenders and Borrower (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and all other Loan Documents at any time executed and/or delivered in connection therewith or related thereto. All capitalized terms used herein shall have the meaning assigned thereto in the Loan Agreement, unless otherwise defined herein.

Borrower, Agent and Lenders have agreed to certain amendments to the Loan Agreement and the other Loan Documents, on and subject to the terms and conditions contained in this Second Amendment to Loan and Security Agreement (this “Amendment”).

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1. Amendments to Loan Agreement and Loan Documents. In order to effectuate certain amendments of the Loan Agreement agreed to among Agent, Lenders and Borrower, the Loan Agreement is hereby amended as follows:

(a) Additional Definitions. As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Loan Documents are hereby amended to include, in addition and not in limitation, the following definitions:

(i) ““Capital Expenditures Limit” means for each twelve (12) consecutive month period, the sum of:

(a) $2,000,000, plus

(b) the product of (x) EBITDA for the twelve (12) consecutive calendar months most recently ended, minus, $16,000,000, multiplied by (y) fifty (50%) percent,

provided that, in no event shall the Capital Expenditures Limit be less than $2,000,000 or greater than $5,000,000.”

(ii) ““NVH Change of Control” means the transfer of all of the Stock of Borrower from Glass Holdings LLC, as successor in interest to Glass Holdings Corp., to NVH Inc., pursuant to the Instrument of Distribution dated July 30, 2004.”

(b) Guarantor. The definition of Guarantor set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

““Guarantor” means each of BGF Services, Inc., Glass Holdings LLC, as successor in interest to Glass Holdings Corp. and Parent and their respective successors and assigns.”

(c) Parent. The definition of Parent set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

““Parent” means NVH Inc., a Delaware corporation, and its successors and assigns.”

(d) Parent Subordination Agreement. The definition of Parent Subordination Agreement set forth in 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

““Parent Subordination Agreement” means a subordination agreement executed and delivered by Glass Holdings LLC, as successor in interest to Glass Holdings Corp. and Agent, the form and substance of which is satisfactory to Agent.”

(e) Capital Expenditures. Section 7.20(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Capital Expenditures. Make capital expenditures in fiscal year 2003 in excess of the aggregate amount of $2,000,000. For each rolling 12 month period thereafter (commencing with the twelve (12) months ended January 31, 2004), such limitation shall be an aggregate amount equal to the Capital Expenditures Limit, except as Agent and Borrower may otherwise agree in writing following Agent’s receipt of Borrower’s financial projections delivered in accordance with Section 6.3(c)(ii) hereof, which financial projections shall be satisfactory to Agent in its sole discretion.”

(f) Glass Holdings LLC. Any reference to Glass Holdings Corp. in any of the Loan Documents is hereby amended and restated to mean Glass Holdings LLC.

2. Consent. Subject to the terms and conditions contained herein, Agent and Lenders hereby consent to the Borrower and Guarantors consummating the NVH Change of Control.

3. Release of Guaranty. Notwithstanding anything to the contrary contained in the Loan Agreement or any other Loan Document, Agent and Borrower hereby acknowledge, confirm and agree that from and after the date which is two (2) years from the date of this Amendment, Borrower may make a written request to Agent seeking the termination of the Guaranty by Glass Holdings LLC, as successor in interest to Glass Holdings Corp. in favor of Agent and Lenders. Agent shall reasonably consider such request, but shall not be obligated to agree to such request, and may determine whether to do so in Agent’s sole discretion. Without limiting the foregoing, Borrower shall only make such request so long as (a) no Default or Event of Default shall have occurred and be continuing under the Loan Agreement and the other Loan Documents at the time of such request; (b) Agent shall have received, in form and substance satisfactory to Agent, evidence that such termination would not adversely and materially affect the Collateral; and (c) Agent shall have received such other business and legal due diligence information with respect to such request, satisfactory to Agent in Agent’s sole discretion.

4. Acknowledgment.

(a) Acknowledgment of Obligations. Borrower hereby acknowledges, confirms and agrees that as of the close of business on July 30, 2004, Borrower is indebted to Agent and Lenders in respect of the Advances in the principal amount of $3,000,000, in respect of the Term Loan in the principal amount of $4,646,549 and in respect of Letter of Credit Usage (including undrawn Letters of Credit with an aggregate face amount of $453,121.06) in the amount of $453,121.06. All such Obligations, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges payable by Borrower to Agent and Lenders, are unconditionally owing by Borrower to Agent and Lenders in accordance with the terms of the Loan Documents, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgment of Security Interests. Borrower and each Guarantor hereby acknowledges, confirms and agrees that Agent and Lenders have and shall continue to have valid, enforceable and perfected liens upon and security interests in all collateral, including, without limitation, the Collateral, heretofore granted to Agent and Lenders pursuant to the Loan Documents or otherwise granted to or held by Agent or any Lender.

(c) Binding Effect of Documents. Borrower and each Guarantor hereby acknowledges, confirms and agrees that: (i) each of the Loan Documents to which it is a party has been duly executed and delivered to Agent and Lenders by Borrower and Guarantors, as the case may be, and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrower and each Guarantor contained in such documents and in this Agreement constitute the legal, valid and binding Obligations of Borrower and each Guarantor, respectively, enforceable against it in accordance with their respective terms, and Borrower and each

Guarantor has no valid defense to the enforcement of such Obligations, and (iii) Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and applicable law.

5. Additional Guarantor.

(a) Assumption. Parent hereby confirms and ratifies its assumption of all Obligations of Borrower to Lender, undertakes and agrees to perform directly in favor of Agent and Lenders, jointly and severally with all other Guarantors, which shall remain directly liable therefor, all of the Obligations in accordance with the terms of the Loan Documents and acknowledges and confirms that the Obligations so assumed shall be secured by the Collateral.

(b) Adoption. All of the Loan Documents, including, without limitation, the Loan Agreement, are hereby incorporated herein by reference and are and shall be deemed adopted and assumed in full by Parent and considered as agreements between Parent as Credit Party and Lender. Parent hereby ratifies, restates, affirms and confirms all the terms and conditions of the Loan Documents.

(c) Security Interest. To secure payment and performance of all Obligations, Parent hereby grants to Agent, for the ratable benefit of Lenders and Bank Product Providers, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for the ratable benefit of Lenders and Bank Product Providers as security, whether now owned or hereafter acquired or existing, and wherever located, all “Collateral”, as defined in the General Security Agreement dated as of the date hereof by Parent in favor of Agent.

6. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrower and Guarantors to Agent and Lenders pursuant to the Loan Agreement and the other Loan Documents, Borrower hereby represents, warrants and covenants with and to Agent and Lenders as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Loan Documents):

(a) No Event of Default exists on the date of this Amendment (after giving effect to the amendments to the Loan Agreement set forth herein).

(b) This Amendment has been duly executed and delivered by Borrower and each Guarantor and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower and each Guarantor contained herein constitute its legal, valid and binding obligations, enforceable against it in accordance with the terms hereof.

(c) This Amendment and each other agreement or instrument to be executed and delivered by Borrower and Guarantors hereunder has been duly executed and delivered by Borrower and Guarantors and is in full force and effect as of the date hereof, and the agreements and obligations of Borrowers contained herein and therein constitute legal, valid and binding obligations of Borrower and Guarantors enforceable against Borrower and Guarantors in accordance with their terms.

(d) The consummation of the transactions contemplated by the NVH Change of Control shall not result in (i) the creation or imposition of any lien, claim, charge or encumbrance upon any of the Collateral, except in favor of Agent and Lenders or (ii) the incurrence, creation, assumption of any Indebtedness of Borrower or Guarantors.

(e) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the NVH Change of Control, and no governmental or other action or proceeding has been threatened or commenced seeking any injunction, restraining order or other order which seeks to void or otherwise modify the NVH Change of Control. The consummation of the NVH Change of Control shall not violate any Federal or state securities laws or any other law or regulation or any order or decree of any court or governmental instrumentality in respect thereof nor shall the consummation of the NVH Change of Control conflict with or result in the breach of, or constitute a default in any respect under, any indenture, or other material mortgage, agreement, instrument or undertaking to which Borrower or any Guarantor is a party or may be bound, or violate any provision of the organizational documents of any Borrower or any Guarantor.

(f) Borrower and each Guarantor shall take such steps and execute and deliver, and cause to be executed and delivered, to Agent, such additional UCC financing statements and termination statements, and other and further agreements, documents and instruments as Agent may require in order to more fully evidence, perfect and protect Agent and Lenders’ security interest in the Collateral.

(g) The Instrument of Distribution has been duly authorized, executed and delivered by Borrower and each Guarantor and is in full force and effect as of the date hereof.

7. Conditions Precedent. The effectiveness of the consent contained in Section 2 of this Amendment shall be subject to the receipt by Agent of each of the following, in form and substance satisfactory to Agent:

(a) a fully executed copy of this Amendment, duly authorized, executed and delivered by Borrower and each Guarantor.

(b) an original of each of the following documents duly authorized, executed and/or delivered by Parent:

(i)	Guaranty;

(ii)	General Security Agreement;

(iii)	Stock Pledge Agreement and Stock Powers;

(iv)	UCC-1 financing statement;

(v)	Secretary’s Certificate with all appropriate attachments;

(vi)	Opinion of counsel to Parent; and

(vii)	UCC, tax and judgment lien searches for Parent evidencing an absence of any recorded liens or security interests against Parent.

(c) a written calculation of the Capital Expenditures Limit as of January 31, 2004, February 29, 2004, and March 31, 2004.

(d) such additional documents and due diligence as determined by Agent.

8. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement and the other Loan Documents are intended or implied and in all other respects the Loan Agreement and the other Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of any conflict between the terms of this Amendment and any of the Loan Documents, the terms of this Amendment shall control. The Loan Agreement, as amended hereby, the other Loan Documents, and this Amendment shall be read and be construed as one agreement.

9. Amendment Fee. The Borrower shall pay to Agent an amendment fee in an amount equal to $5,000, which amount shall be fully earned and payable simultaneously with the execution of this Amendment and shall not be subject to refund, rebate or proration for any reason whatsoever. Such fee shall be in addition to all other amounts payable under the Loan Documents, shall constitute part of the Obligations and may, at Agent’s option, be charged directly to any account of the Borrower maintained with Agent.

10. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.

11. GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF THE RELATIONSHIP BETWEEN THE PARTIES HERETO, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).

12. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

13. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts when executed shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Amendment may be executed and delivered via telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

BORROWER:

BGF INDUSTRIES, INC.

By:

Title:

ACKNOWLEDGED AND AGREED TO

BY THE GUARANTORS:

NVH INC.

By:

Title:

GLASS HOLDINGS LLC

By:

Title:

BGF SERVICES, INC.

By:

Title:

AGREED:

WELLS FARGO FOOTHILL, INC.,
as Agent and Lender

By:

Title: